SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, DC 20549
              _______________________

                      FORM 8-K


      Pursuant to Section 13 or 15 (d) of the
          Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported)
                  October 15, 1996



               AMTRUST CAPITAL CORP.
     __________________________________________
(Exact name of registrant as specified in its charter)


         DELAWARE                     0-25485                35-1940250
____________________________________________________________________________
(State or other jurisdiction    (Commission File No.)  (IRS Employer ID No.)
 of incorporation)

20 W. Fifth Street, Peru, Indiana               46970
________________________________________________________
(Address of principal executive offices)      (Zip code)

Registrant's telephone number, including area code: (317) 472-1991


                        N/A
  ________________________________________________
(Former name or former address, if changed since last report)


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Item 5.  Other Events

     On October 15, 1996, the Registrant issued the attached press release.

Item 7.  Financial Statements and Exhibits

     (a)   Exhibits

          99.  Press Release, dated October 15, 1996

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                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                              AMTRUST CAPITAL CORP.


Date:    October 15, 1996     /s/ Jami L. Cornish
                              ______________________________
                              Jami L. Cornish, Treasurer and
                              Chief Financial Officer

                             EXHIBIT 99

                        AMTRUST CAPITAL CORP.
20 West 5th Street, P.O. Box 105, Peru, Indiana, 46970, (317) 472-1991


For Immediate Release              For Information contact:
Date: October 15, 1996             Bruce M. Borst, President
                                   (317) 472-1991

                       AMTRUST CAPITAL CORP.
                    ANNOUNCES REGULATORY FILING
                          FOR APPROVAL OF
                      STOCK REPURCHASE PROGRAM

     PERU, INDIANA, October 15, 1996 - AmTrust Capital Corp., the holding company for AmericanTrust Federal Savings Bank, announced that the Company has filed a regulatory notice with the Office of Thrift Supervision for approval to repurchase approximately 5% of its outstanding shares of common stock in the open market over a twelve-month period. Subject to OTS no-objection, the shares will be purchased at prevailing market prices from time to time depending upon market conditions.

     Bruce M. Borst, President and Chief Executive Officer of the
Company, indicated that the Board of Directors believes the repurchase program is in the best interest of the Company and its stockholders in view of the current price level of the Company's common stock and the strong capital position of AmericanTrust Federal Savings Bank. Mr. Borst stated that "we believe that the repurchase of our shares is an attractive investment opportunity which will benefit the Company and its stockholders. Subject to receipt of regulatory approval, the repurchased shares will become treasury shares and will be used for general corporate purposes".

     The Company was organized in November 1994 to act as the Holding Company of the Bank. The Bank, headquartered in Peru, Indiana, primarily serves the communities located in Howard and Miami Counties, Indiana though its three offices located in Peru and Kokomo, Indiana.

     At September 30, 1996, the Company had consolidated total assets of $71.9 million and stockholders' equity of $7.2 million. The Company's stock is traded on the SmallCap System under the symbol "ATSB".